UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): March 14, 2018

Virtual Crypto Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 000-15746

Delaware	68-0080601
(State of Incorporation)	(I.R.S. Employer Identification)

40 Wall Street, 28th Floor, New York, NY	10005
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (212) 400-7198

Emerald Medical Applications Corp.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2018, Virtual Crypto Technologies, Inc. (OTCQB: VRCP), f/k/a Emerald Medical Applications Corp. (the “Registrant”), appointed Mr. Alon Dayan as a member of the Registrant’s Board of Directors.

Alon Dayan, age 41, Director: On January 24, 2018, Mr. Dayan was appointed as CEO of the Registrant’s wholly-owned Israeli subsidiary, Virtual Crypto Technologies Ltd. (the “Subsidiary”), with responsibilities for the development, production, manufacture and sale of the Subsidiary’s planned ATM for the purchase and sale of crypto currencies. Mr. Dayan’s background includes business and technical experience and success in new technologies.

From July 2014 to the present, Mr. Dayan has served as the CEO and founder of L1 Systems Ltd (www.L1-systems.com), an Israeli based company engaged in the business of providing the public and private sectors with advanced security solutions including: (i) development, production and sale of a new technology for secured wide band cellular communication (CelliBoost); (ii) telecommunications and cyber large-scale system integration; (iii) identifying potential business partners and system integration companies for companies in Israel, Latin America, Eastern Europe, and Spain. Since July 2013, Mr. Dayan has served as CEO and was the founder of Polaris Star (www.polaris-sys.com), an Israeli-based company which is engaged in providing advanced cyber security telecommunication for utilities world-wide, including the United States, Israel, India, Japan, Singapore, Italy, Mexico and Brazil.

From 2006 to July 2013, Mr. Dayan served as Regional Director-Sales and Business Development, for Elbit Systems Ltd (NASDAQ: ESLT), an Israeli-based company and a leading manufacturer of electronic defense materials with approximately 5,000 employees.

In 2003, Mr. Dayan received his B.Tech. degree in electronic engineering from Ariel University Israel, which is part of Bar-Ilan University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Virtual Crypto Technologies, Inc.

/s/: Yair Fudim
Name:	Yair Fudim
Title:	Chief Executive Officer

Dated: March 16, 2018